Exhibit 99.1

FOR RELEASE

Date: October 22, 2024

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Nick Barzee
SVP & CFO
(518) 943-2600
nickb@tbogc.com

Greene County Bancorp, Inc. Reports Net Income of $6.3 million for the Three Months Ended
September 30, 2024 and Reaches New Milestone of $2.9 Billion in Assets

Catskill, N.Y. – October 22, 2024 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three months ended September 30, 2024, which is the first quarter of the Company’s fiscal year ending June 30, 2025. Net income for the three months ended September 30, 2024 was $6.3 million, or $0.37 per basic and diluted share, as compared to $6.5 million, or $0.38 per basic and diluted share, for the three months ended September 30, 2023. Net income decreased $208,000, or 3.2%, when comparing the three months ended September 30, 2024 and 2023.

Highlights:
•	Net Income: $6.3 million for the three months ended September 30, 2024
•	Total Assets: $2.9 billion at September 30, 2024, a new record high
•	Net Loans: $1.5 billion at September 30, 2024, a new record high
•	Total Deposits $2.5 billion at September 30, 2024, a new record high
•	Return on Average Assets: 0.93% for the three months ended September 30, 2024
•	Return on Average Equity: 11.86% for the three months ended September 30, 2024

Donald Gibson, President & CEO stated: “I am pleased to report another solid quarterly performance highlighted by record high levels in deposits, loans, and total assets. This achievement is a testament to our team’s strategy of providing innovative financial solutions and outstanding service to our customers, which combined, has provided steady long-term growth for our organization. We remain committed to being the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State.”

Total consolidated assets for the Company were $2.9 billion at September 30, 2024, primarily consisting of $1.5 billion of net loans and $1.1 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.5 billion at September 30, 2024, consisting of retail, business, municipal and private banking relationships.

Pre-provision net income was $6.9 million for the three months ended September 30, 2024 as compared to  pre-provision net income of $6.6 million for the three months ended June 30, 2024, an increase of $314,000, or 4.8%, and pre-provision net income of $6.9 million for the three months ended September 30, 2023. Pre-provision net income measures the Company’s net income less the provision for credit losses on loans. Management believes that this measure assists investors in comprehending the impact of the provision on the Company’s reported results, offering an alternative view of the Company’s performance and the Company’s ability to generate income in excess of its provision for credit losses on loans.  During the September 30, 2024 quarter, the Company was able to reprice assets into the higher interest rate market faster than it had raised rates paid on deposits. This resulted in a higher net interest margin for the three months ended September 30, 2024 as compared to the three months end June 30, 2024. The Company will continue to monitor the monetary policy of the Federal Reserve and interest rates paid on deposits, while maintaining our long-term customer relationships.

Selected highlights for the three months ended September 30, 2024 are as follows:

Net Interest Income and Margin
•
Net interest income decreased $303,000 to $13.1 million for the three months ended September 30, 2024 from $13.4 million for the three months ended September 30, 2023. The decrease in net interest income was due to an increase in the average balance of interest-bearing liabilities, which increased $64.1 million when comparing the three months ended September 30, 2024 and 2023, and increases in rates paid on interest-bearing liabilities, which increased 53 basis points when comparing the three months ended September 30, 2024 and 2023. The decrease in net interest income was partially offset by the increase in the average balance of interest-earning assets, which increased $54.7 million when comparing the three months ended September 30, 2024 and 2023, and increases in interest rates on interest-earning assets, which increased 40 basis points when comparing the three months ended September 30, 2024 and 2023.

Average loan balances increased $60.4 million and the yield on loans increased 36 basis points when comparing the three months ended September 30, 2024 and 2023. Average balance of securities increased $13.7 million and the yield on such securities increased 45 basis points when comparing the three months ended September 30, 2024 and 2023. Average interest-bearing bank balances and federal funds decreased $19.4 million, while the yield increased 43 basis points when comparing the three months ended September 30, 2024 and 2023.

The cost of NOW deposits increased 54 basis points, the cost of certificates of deposit increased 49 basis points, and the cost of savings and money market deposits increased 19 basis points when comparing the three months ended September 30, 2024 and 2023. The increase in the cost of interest-bearing liabilities was partially due to growth in the average balances of interest-bearing liabilities of $64.1 million. This was due to an increase in NOW deposits of $47.7 million and an increase in average certificates of deposits of $31.0 million, partially offset by a decrease in average savings and money market deposits of $39.3 million when comparing the three months ended September 30, 2024 and 2023. Average borrowings increased $24.7 million when comparing the three months ended September 30, 2024 and 2023. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three months ended September 30, 2024, as the Company repriced assets and deposits due to the higher interest rate environment. The Company determines interest rates offered on deposit accounts based on current and future economic conditions, competition, liquidity needs, the asset-liability position of the Company and growing the retention of relationships.

•
Net interest rate spread and margin both decreased when comparing the three months ended September 30, 2024 and 2023. Net interest rate spread decreased 13 basis points to 1.76% for the three months ended September 30, 2024 as compared to 1.89% for the three months ended September 30, 2023. Net interest margin decreased 9 basis points to 2.03%, for the three months ended September 30, 2024 as compared to 2.12% for the three months ended September 30, 2023. The decrease was due to the higher interest rate environment, which caused competitive pressure to increase rates paid on deposits, resulting in higher interest expense. This was partially offset by increases in interest income on securities and loans, as they reprice at higher yields and the interest rates earned on new balances were higher than the levels from the prior periods.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.29% and 2.37% for the three months ended September 30, 2024 and 2023, respectively.

Credit Quality and Provision for Credit Losses on Loans
•
Provision for credit losses on loans amounted to $634,000 for the three months ended September 30, 2024 compared to $457,000 for the three months ended September 30, 2023. The loan provision for the three months ended September 30, 2024, was primarily attributable to updated economic forecasts used in the quantitative modeling as of September 30, 2024. The allowance for credit losses on loans to total loans receivable was 1.32% at September 30, 2024 compared to 1.28% at June 30, 2024.

•
Loans classified as substandard and special mention totaled $59.0 million at September 30, 2024 and $48.6 million at June 30, 2024, an increase of $10.4 million. The increase in loans classified was primarily due to downgrades of commercial real estate loans during the period ended September 30, 2024, that were considered to be performing and paying in accordance with the terms of their loan agreements. Of the loans classified as substandard or special mention, $55.3 million were performing at September 30, 2024. There were no loans classified as doubtful or loss at September 30, 2024 or June 30, 2024.

•
Net charge-offs on loans amounted to $114,000 and $93,000 for the three months ended September 30, 2024 and 2023, respectively, an increase of $21,000. There were no material charge-offs in any loan segment during the three months ended September 30, 2024.

•
Nonperforming loans amounted to $3.6 million at September 30, 2024 and $3.7 million at June 30, 2024. The activity in nonperforming loans during the period included $410,000 in loan repayments, $57,000 in charge-offs or transfers to foreclosure, $56,000 in loans returning to performing status, and $441,000 of loans placed into nonperforming status. Nonperforming assets were 0.13% of total assets at September 30, 2024 and June 30, 2024, respectively. Nonperforming loans were 0.25% of net loans at September 30, 2024 and June 30, 2024, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $438,000, or 13.3%, to $3.7 million for the three months ended September 30, 2024 compared to $3.3 million for the three months ended September 30, 2023. The increase for the three-month period was primarily due to an increase in fee income earned on customer interest rate swap contracts, and income from bank owned life insurance (“BOLI”). During the quarter ended December 31, 2023, the Company restructured $23 million of BOLI contracts, by surrendering and simultaneously purchasing new higher-yielding policies.

•
Noninterest expense increased $705,000, or 8.0%, to $9.6 million for the three months ended September 30, 2024 compared to $8.8 million for the three months ended September 30, 2023. The increase during the three months ended September 30, 2024 was primarily due to an increase of $387,000 in salaries and employee benefits, due to new positions created during the period to support the Company’s continued growth, an increase of $176,000 in service and data processing fees due to vendor price negotiations in prior periods, and an increase of $285,000 in the reserve for credit losses on off-balance sheet unfunded commitments, due to the Company’s increased contractual obligations to extend credit. This was partially offset by a decrease of $156,000 in computer software and support fees, as compared to the three months ended September 30, 2023.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 6.4% for the three months ended September 30, 2024 and 13.0% for the three months ended September 30, 2023. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, and income received on the bank owned life insurance, to arrive at the effective tax rate. The decrease in the current quarter’s effective tax rate primarily reflects a higher mix of tax-exempt income from municipal bonds, tax advantage loans and bank owned life insurance in proportion to pre-tax income.

Balance Sheet Summary
•	Total assets of the Company were $2.9 billion at September 30, 2024 and $2.8 billion at June 30, 2024, an increase of $48.8 million, or 1.7%.

•
Total cash and cash equivalents for the Company were $213.5 million at September 30, 2024 and $190.4 million at June 30, 2024. The Company has continued to maintain strong capital and liquidity positions as of September 30, 2024.

•
Securities available-for-sale and held-to-maturity increased $26.1 million, or 2.5%, to $1.1 billion at September 30, 2024 as compared to $1.0 billion at June 30, 2024. Securities purchases totaled $115.2 million during the three months ended September 30, 2024, and consisted primarily of $77.4 million of state and political subdivision securities, $24.7 million of U.S. Treasury securities, $9.2 million of collateralized mortgage obligations and $3.9 million of mortgage-backed securities.  Principal pay-downs and maturities during the three months ended September 30, 2024 amounted to $97.0 million, primarily consisting of $66.5 million of state and political subdivision securities, $25.0 million of U.S. Treasury securities, $4.5 million of mortgage-backed securities, and $683,000 of collateralized mortgage obligations.

•
Net loans receivable remained at $1.5 billion at September 30, 2024 and June 30, 2024. Loan growth experienced during the three months ended September 30, 2024, consisted primarily of $15.3 million in commercial real estate loans, partially offset by a decrease of $11.5 million in commercial loans.

•
Deposits totaled $2.5 billion at September 30, 2024 and $2.4 billion at June 30, 2024, an increase of $96.7 million, or 4.1%. The Company had zero brokered deposits at September 30, 2024 and June 30, 2024, respectively. NOW deposits increased $87.9 million, or 5.0%, certificates of deposits increased $17.9 million, or 12.9%, and noninterest-bearing deposits increased $7.4 million, or 5.9% when comparing September 30, 2024 and June 30, 2024. Savings deposits decreased $7.9 million, or 3.2%, and money market deposits decreased $8.6 million, or 7.6%, when comparing September 30, 2024 and June 30, 2024.

•
Borrowings amounted to $142.5 million at September 30, 2024 compared to $199.1 million at June 30, 2024, a decrease of $56.6 million. At September 30, 2024, borrowings included $63.0 million of overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), $49.7 million of Fixed-to-Floating Rate Subordinated Notes, $25.0 million in the Bank Term Funding Program with the Federal Reserve Bank, and $4.8 million of long-term borrowings with the FHLB.

•
Shareholders’ equity increased to $216.3 million at September 30, 2024 compared to $206.0 million at June 30, 2024, resulting primarily from net income of $6.3 million and a decrease in accumulated other comprehensive loss of $5.6 million, partially offset by dividends declared and paid of $1.5 million.

Corporate Overview

Greene County Bancorp, Inc. is the holding company for The Bank of Greene County, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

Forward-Looking Statements

This earnings release contains statements about future events that constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “could,” “plan,” and other similar terms of expressions.  Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the actual results, performance or achievements expressed in, or implied by, the forward-looking statements to differ materially from those contemplated by the forward-looking statements.  Factors that may cause such a difference include, but are not limited to, local, regional, national and international general economic conditions, including actual or potential stress in the banking industry, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, changes in customer deposit behavior, and market acceptance of the Company’s pricing, products and services.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the Securities and Exchange Commission, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For more information, please see our reports filed with the United States Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules.

The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and pre-provision net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. Refer to the tables on page 8 for Non-GAAP to GAAP reconciliations.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months
	Ended September 30,
(Dollars in thousands, except share and per share data)	2024	2023
Interest income	$27,769	$24,672
Interest expense	14,633	11,233
Net interest income	13,136	13,439
Provision for credit losses	634	457
Noninterest income	3,737	3,299
Noninterest expense	9,550	8,845
Income before taxes	6,689	7,436
Tax provision	428	967
Net Income	$6,261	$6,469

Basic and diluted EPS	$0.37	$0.38
Weighted average shares outstanding	17,026,828	17,026,828
Dividends declared per share(4)	$0.09	$0.08

Selected Financial Ratios
Return on average assets(1)	0.93%	0.99%
Return on average equity(1)	11.86%	14.09%
Net interest rate spread(1)	1.76%	1.89%
Net interest margin(1)	2.03%	2.12%
Fully taxable-equivalent net interest margin(2)	2.29%	2.37%
Efficiency ratio(3)	56.60%	52.84%
Non-performing assets to total assets	0.13%	0.22%
Non-performing loans to net loans	0.25%	0.38%
Allowance for credit losses on loans to non-performing loans	542.39%	369.10%
Allowance for credit losses on loans to total loans	1.32%	1.40%
Shareholders’ equity to total assets	7.52%	6.85%
Dividend payout ratio(4)	24.32%	21.05%
Actual dividends paid to net income(5)	24.48%	21.05%
Book value per share	$12.70	$10.82

(1) Ratios are annualized when necessary.
(2) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.
(3) The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4) The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
(5) Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024. Dividends declared during the three months ended September 30, 2023 and September 30, 2024 were paid to the MHC.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At September 30, 2024	At June 30, 2024
(Dollars In thousands, except share data)
Assets
Cash and due from banks	$24,824	$13,897
Interest-bearing deposits	188,645	176,498
Total cash and cash equivalents	213,469	190,395

Long term certificate of deposit	2,579	2,831
Securities available-for-sale, at fair value	364,526	350,001
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $466 and $483 at September 30, 2024 and June 30, 2024	701,919	690,354
Equity securities, at fair value	339	328
Federal Home Loan Bank stock, at cost	4,795	7,296

Loans receivable	1,501,212	1,499,473
Less: Allowance for credit losses on loans	(19,781)	(19,244)
Net loans receivable	1,481,431	1,480,229

Premises and equipment, net	15,498	15,606
Bank owned life insurance	57,898	57,249
Accrued interest receivable	14,909	14,269
Prepaid expenses and other assets	17,258	17,230
Total assets	$2,874,621	$2,825,788

Liabilities and shareholders’ equity
Noninterest bearing deposits	$132,897	$125,442
Interest bearing deposits	2,352,977	2,263,780
Total deposits	2,485,874	2,389,222

Borrowings, short-term	63,000	115,300
Borrowings, long-term	29,781	34,156
Subordinated notes payable, net	49,727	49,681
Accrued expenses and other liabilities	29,941	31,429
Total liabilities	2,658,323	2,619,788
Total shareholders’ equity	216,298	206,000
Total liabilities and shareholders’ equity	$2,874,621	$2,825,788
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

The above information is preliminary and based on the Company’s data available at the time of presentation.

Non-GAAP to GAAP Reconciliations

The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended September 30,
(Dollars in thousands)	2024	2023
Net interest income (GAAP)	$13,136	$13,439
Tax-equivalent adjustment(1)	1,713	1,563
Net interest income-fully taxable-equivalent basis (non-GAAP)	$14,849	$15,002

Average interest-earning assets (GAAP)	$2,589,580	$2,534,918
Net interest margin-fully taxable-equivalent basis (non-GAAP)	2.29%	2.37%

(1) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three months ended September 30, 2024 and 2023, 4.44% for New York State income taxes for the three months ended September 30, 2024 and 2023.

The following table summarizes the adjustments made to arrive at pre-provision net income.

	For the three months ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Net income (GAAP)	$6,261	$6,732	$6,469
Provision for credit losses on loans	634	(151)	457
Pre-provision net income (non-GAAP)	$6,895	$6,581	$6,926

 The above information is preliminary and based on the Company’s data available at the time of presentation.